Exhibit 99.1


FEDDERS PROVIDES PRELIMINARY SECOND QUARTER 2005 FINANCIAL INFORMATION

LIBERTY CORNER, New Jersey - Aug 11, 2005 - Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers and thermal technology products, today reiterates that as has been previously reported, the company has not yet filed its Annual Report on Form 10-K for 2004 or its Quarterly Report on Form 10-Q for the first quarter of 2005. Until those two filings are completed, the company will not be able to file its report for the second quarter and six months of 2005.

The Company anticipates that, as a result of increased inventory of room air conditioners in key North American markets carried over from 2004, which was caused by cooler than normal weather in 2004, net sales in the second quarter ended June 30, 2005 will decrease 29% to approximately $127 million from net sales of $178.1 million in the second quarter of 2004. It is anticipated that this inventory has also caused a reduction in net sales for the six months ended June 30, 2005 of 31% to approximately $205 million from net sales of $297.4 million in the six months ended June 30, 2004. The more favorable weather in key North American markets during 2005 is having the effect of clearing inventories through distribution channels and positioning the industry well going into 2006.

During the second quarter and six months ended June 30, 2005, the company manufactured fewer room air conditioners than in the prior year in order to reduce inventories. Reduced production has the effect of increasing costs as a result of lower overhead absorption. The company anticipates that, despite increased costs related to lower overhead absorption and inflationary pressures on raw materials, its gross profit margin as a percentage of net sales has increased as a result of more favorable product mix and price increases initiated to offset material cost increases realized during 2004. It is anticipated that the gross margin for the 2005 second quarter increased to approximately 20% versus 16.2% in the prior year period and for the 2005 six-month period to approximately 20% versus 17.0% in the prior year period.

The company anticipates a net loss of approximately $0.6 million during the quarter ended June 30, 2005, compared to net income of $2.3 million in the quarter ended June 30, 2004. For the six-month period ended June 30, 2005, the company anticipates a loss of $5.4 million versus a loss of $2.9 in the six months ended June 30, 2004, which included a charge related to the extinguishment of debt of $8.1 million.

This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.

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Contact: Robert Laurent, Jr., (908) 604-8686
         investorrelations@fedders.com